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                                                                     EXHIBIT 4.1

                        WARRANT TO PURCHASE COMMON STOCK


Date of Issuance:   December 5, 2001         Warrant to Purchase an Aggregate of
                                             1,000,000 shares of Common Stock


         FOR VALUE RECEIVED, Visual Data Corporation, a Florida corporation having an office at 1201 S.W. 29th Avenue, Pompano Beach, Florida 33069 (the "Company"), promises to issue in the name of, and sell and deliver to Frederick
A. DeLuca, (the "Holder") a certificate or certificates for an aggregate of up to 1,000,000 shares of the Company's Common Stock (the "Common Stock"), upon payment by the Holder of $1.00 for each share of Common Stock (the "Exercise Price"), with the Exercise Price being subject to adjustment in the circumstances set forth below.

                                   Section 1.

                               Exercise of Warrant

         1.1 Exercise Period. The Holder may exercise this Warrant, in whole or in part (but not as to fractional shares), at any time and from time to time commencing upon the date hereof (the "Commencement Date") and ending at 5:00 p.m., Eastern Time, on December 4, 2004, the date that is 36 months after the date hereof (the "Exercise Period").

         1.2      Exercise Procedure.

                  a. This Warrant will be deemed to have been exercised at such time as the Company has received all of the following items (the "Exercise Date"):

                           i.       a completed Exercise Agreement, in the form
attached hereto as Exhibit 1 hereto, executed by the Holder (the "purchaser");
and

                           ii.      a cashier's or official bank check or other
immediately available funds payable to the Company in an amount equal to the sum of the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise.

                  b. Certificates for the shares of Common Stock purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within ten (10) business days after the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant representing the rights


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formerly represented by this Warrant that have not expired or been exercised.
The Company will, within such ten (10) day period, deliver such new Warrant to the Holder at the address set forth in this Warrant.

                  c. The shares of Common Stock issuable upon the exercise of this Warrant will be deemed to have been transferred to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder of such Common Stock on the Exercise Date.

                  d. The issuance of certificates for shares of Common Stock upon the exercise of this Warrant will be made without charge to the Purchaser for any issuance or tax in respect thereof or any other cost incurred by the Company in connection with such exercise and related transfer of the shares; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate or instrument in a name other than that of the Holder of this Warrant, and that the Company shall not be required to issue or deliver any such certificate or instrument unless and until the person or persons requiring the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  e. The shares of Common Stock issuable upon the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the "act") and, accordingly, will be "restricted securities" as that term is defined in the Act. The Company is under no obligation to register the shares of Common Stock. The Company may insert the following or similar legend on the face of the certificates evidencing shares of Common Stock if required in compliance with state securities laws:

                  "These securities have not been registered under any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under any applicable state securities laws is available."

         1.3 Fractional Shares. The Company shall not be obligated to issue any fractional share interests or fractional warrant interests upon the exercise of this Warrant, nor shall it be obligated to issue scrip or pay cash in lieu of fractional interests, provided, however, that if a holder exercises all the Warrants held of record by such holder, the Company shall at its option eliminate the fractional interests by rounding any fraction up to the nearest whole number of shares.


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                                   Section 2.

    Effect of Reorganization, Reclassification, Consolidation, Merger or Sale

         2.1 Recapitalization or Reclassification of Common Stock. In case the Company shall at any time prior to the exercise or termination of this Warrant effect a recapitalization or reclassification of such character that its Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then, upon the effective date thereof, the number of shares of Common Stock that the Holder of this Warrant shall be entitled to purchase upon exercise hereof shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in such number of shares of Common Stock by reason of such recapitalization or reclassification, and the Exercise Price of such recapitalized or reclassified Common Stock shall, in the case of an increase in the number of shares, be proportionately decreased and, in the case of a decrease in the number of shares, be proportionately increased.

         2.2 Consolidation, Merger or Sale. In case the Company shall at any time prior to the exercise of this Warrant, or the expiration of the Exercise Period, whichever first occurs, consolidate or merge with any other corporation (unless the Company shall be the surviving entity) or transfer all or substantially all of its assets to any other corporation preparatory to a dissolution, then the Company shall, as a condition precedent to such transaction, cause a provision to be made so that the Holder of this Warrant, upon the exercise thereof after the effective date of such transaction, shall be entitled to receive the kind and amount of shares, evidences of indebtedness, and/or other property receivable on such transaction by a holder of the number of shares of Common Stock as to which the Warrant was exercisable immediately prior to such transaction (without giving effect to any restriction upon such exercise); and, in any such case, appropriate provision shall be made with respect to the rights and interests of the Holder hereof to the effect that the provisions of this Warrant shall thereafter be applicable (as nearly as may be practicable) with respect to any shares, evidences of indebtedness, or other securities or assets thereafter deliverable upon exercise of this Warrant.

         2.3 Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon exercise of this Warrant shall be adjusted as provided herein, the Company shall file with its corporate records a certificate of its Chief Financial Officer setting forth the computation and the adjusted number of shares of Common Stock purchasable hereunder resulting from such adjustments, and a copy of such certificate shall be mailed to the Holder. Any such certificate or letter shall be conclusive evidence as to the correctness of the adjustment or adjustments referred to therein and shall be available for inspection by the holders of the Warrants on any day during normal business hours.


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                                   Section 3.

                           Reservation of Common Stock

         The Company will at all times reserve and keep available such number of shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. Upon exercise of this Warrant pursuant to its terms, the Holder will acquire fully paid and non-assessable ownership rights of the Common Stock, free and clear of any liens, claims or encumbrances except as otherwise provided herein.

                                   Section 4.

                      No Shareholder Rights or Obligations

         This Warrant will not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company. Until the shares of Common Stock issuable upon the exercise of this Warrant are recorded as issued on the books and records of the Company's transfer agent, the Holder shall not be entitled to any voting rights or other rights as a shareholder; provided, however, the Company uses its best efforts to ensure that, upon receipt of the Exercise Agreement and payment of the Exercise Price, the appropriate documentation necessary to effectuate the exercise of the Warrant and the issuance of the Common Stock is accomplished as expeditiously as possible. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Common Stock, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any obligation of such Holder for the Exercise Price or as a stockholder of the Company.

                                   Section 5.

                                 Transferability

         This Warrant and all rights hereunder are not transferrable, in whole or in part.

                                   Section 6.

                                  Miscellaneous

         6.1 Notices. Any notices, requests or consents hereunder shall be deemed given, and any instruments delivered, two days after they have been mailed by first class mail, postage prepaid, or upon receipt if delivered personally or by facsimile transmission, to the address set forth on the first page of the Warrant.


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         6.2      Entire Agreement. This Warrant, including the exhibits and documents referred to herein which are a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter and may be amended only by a written instrument executed by the parties hereto or their successors or assigns. Any paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

         6.3 Governing Law. This Warrant is governed by, interpreted under and construed in all respects in accordance with the substantive laws of the State of Florida, without regard to the conflicts of law provision thereof, and irrespective of the place of domicile or resident of the party. In the event of a controversy arising out of the interpretation, construction, performance or breach of this Warrant, the parties hereby agree and consent to the jurisdiction and venue of the Courts of the State of Florida, or the United States District Court for the Southern District of Florida; and further agree and consent that personal service of process in any such action or preceding outside the State of Florida shall be tantamount to service in person in Florida. IN WITNESS WHEREOF, this Warrant has been duly executed and the corporate seal affixed hereto, all as of the day and year first above written.

                                       VISUAL DATA CORPORATION


                                       By:
                                          ----------------------------
ATTEST:

------------------------


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                                    EXHIBIT 1


                               EXERCISE AGREEMENT

To:                                             Dated:
   ---------------------                               ------------------------


         The undersigned record Holder, pursuant to the provisions set forth in
the within Warrant, hereby subscribes for and purchases               shares of
Common Stock covered by such Warrant and hereby makes full cash payment of
$             for such shares at the Exercise Price provided by such Warrant.

                                    --------------------------------
                                           (Signature)


                                    --------------------------------
                                           (Print or type name)


                                    --------------------------------
                                           (Address)

                                    --------------------------------


                                    --------------------------------


         NOTICE: The signature of this Exercise Agreement must correspond with the name as written upon the face of the within Warrant, if applicable, in every particular, without alteration, enlargement or any change whatsoever.


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